Exhibit 99.1

BELDEN INC. ANNOUNCES REDEMPTION OF SHAREHOLDER RIGHTS AGREEMENT

St. Louis, Missouri, March 23, 2018 - Belden Inc. (NYSE: BDC) announced today that its Board of Directors has authorized the redemption of all outstanding preferred share purchase rights issued pursuant to its existing Rights Agreement (commonly known as a “poison pill”), effective as of the close of business on March 27, 2018. Under the Rights Agreement, one right currently is attached to each outstanding share of common stock. The rights will be redeemed at a redemption price of $0.01 per right, payable in cash. The redemption payment will be payable on April 6, 2018 to the holders of the rights as of the close of business on March 27, 2018. Rights holders do not have to take any action to receive the redemption payment and do not have to exchange stock certificates.

About Belden

Belden produces and sells a comprehensive portfolio of connectivity and networking products into a variety of markets, including industrial, enterprise, and broadcast. To obtain additional information, call Investor Relations at (314) 854-8054, email Investor Relations at investor.relations@belden.com, or visit Belden’s website at www.belden.com.